Exhibit 99.1

Morgan Stanley Reports Second Quarter 2017

•	Net Revenues of $9.5 Billion and Earnings per Diluted Share of $0.87
•	Strong Performance in Investment Banking and Solid Results in Sales and Trading
•	Wealth Management Pre-Tax Margin of 25%[1,2]
•	Quarterly Dividend Increased to $0.25 per Share; Announced Share Repurchase of up to $5 Billion through 2Q18[3]
James P. Gorman, Chairman and Chief Executive Officer, said, “Our second quarter results demonstrated the resilience of our franchise in a subdued trading environment.  Our wealth management business produced a 25% margin and our strong investment banking results attest to the diversity of our global business.  We continue to deliver on our strategic goals and grow shareholder returns.”

Financial Overview

NEW YORK, July 19, 2017 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.5 billion for the second quarter ended June 30, 2017 compared with $8.9 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $1.8 billion, or $0.87 per diluted share,4 compared with net income of $1.6 billion, or $0.75 per diluted share,4 for the same period a year ago.

Compensation expense of $4.3 billion increased from $4.0 billion a year ago driven by higher revenues.  Non-compensation expenses of $2.6 billion increased from $2.4 billion a year ago, reflecting a provision related to a U.K. indirect tax matter and higher volume driven expenses.  The Firm’s expense efficiency ratio for the current quarter was 72%.5

The effective tax rate for the current quarter was 32.0%.

The annualized return on average common equity was 9.1 percent in the current quarter.6

Summary of Segment Results
(dollars in millions)

	Net Revenues		Pre-Tax Income[7]
	2Q 2017	2Q 2016	2Q 2017	2Q 2016
Institutional Securities	$4,762	$4,578	$1,443	$1,506
Wealth Management	$4,151	$3,811	$1,057	$859
Investment Management	$665	$583	$142	$118
Firm	$9,503	$8,909	$2,642	$2,483

Business Highlights

•	Institutional Securities net revenues were $4.8 billion reflecting strength in equity sales and trading and M&A advisory, and improved results in underwriting.

•	Wealth Management net revenues were $4.2 billion and pre-tax margin was 25%.[2] Fee-based asset flows for the quarter were $19.9 billion.

•	Investment Management net revenues were $665 million with assets under management of $435 billion.

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $1.4 billion compared with pre-tax income of $1.5 billion a year ago.  Net revenues for the current quarter were $4.8 billion compared with $4.6 billion a year ago.

•	Investment Banking revenues of $1.4 billion increased from $1.1 billion a year ago:

	-	Advisory revenues of $504 million were relatively unchanged from the prior year quarter.

	-	Equity underwriting revenues of $405 million increased from $266 million in the prior year quarter on higher market volumes in follow-on offerings and IPOs.

	-	Fixed income underwriting revenues of $504 million increased from $345 million in the prior year quarter reflecting higher non-investment grade loan and investment grade bond fees.

•	Sales and Trading net revenues of $3.2 billion decreased from $3.3 billion a year ago:

	-	Equity sales and trading net revenues of $2.2 billion increased from $2.1 billion a year ago reflecting strong contributions across products and regions.

	-	Fixed Income sales and trading net revenues of $1.2 billion decreased from $1.3 billion a year ago driven by lower volatility and sporadic activity during the quarter.

	-	Other sales and trading net losses of $208 million compared with net losses of $186 million in the period a year ago.

•
Compensation expense of $1.7 billion increased from $1.6 billion a year ago driven by higher revenues.  Non-compensation expenses of $1.7 billion for the current quarter increased from $1.4 billion a year ago, reflecting a provision related to a U.K. indirect (value-added) tax matter and higher volume driven expenses.

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $51 million compared with $44 million from the first quarter of 2017 and $46 million in the second quarter of the prior year.8

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $1.1 billion compared with $859 million in the second quarter of last year.  The quarter’s pre-tax margin was 25%.2  Net revenues for the current quarter were $4.2 billion compared with $3.8 billion a year ago.

•	Asset management fee revenues of $2.3 billion increased from $2.1 billion a year ago reflecting the impact of higher market levels and positive flows.

•
Transactional revenues[9] of $766 million decreased from $798 million a year ago primarily driven by lower revenues associated with the Wealth Management Fixed Income Integration.[10]  The decrease was partly offset by gains related to investments associated with certain employee deferred compensation plans in the current period.

•
Net interest income of $1.0 billion increased from $829 million a year ago on loan growth and higher interest rates.  Wealth Management client liabilities were $77 billion at quarter end compared with $69 billion in the prior year quarter.[11]

•
Compensation expense for the current quarter of $2.3 billion increased from $2.2 billion a year ago primarily driven by higher revenues.  Non-compensation expenses of $797 million were essentially unchanged from a year ago.

Total client assets were $2.2 trillion and client assets in fee-based accounts were $962 billion at the end of the quarter.  Fee-based asset flows for the quarter were $19.9 billion.

Wealth Management representatives of 15,777 produced average annualized revenue per representative of $1.1 million in the current quarter.

Investment Management

Investment Management reported pre-tax income from continuing operations of $142 million compared with $118 million in the second quarter of last year.  Net revenues of $665 million increased from $583 million in the prior year.

•	Asset management fee revenues of $539 million increased from $517 million in the prior year quarter on higher levels of assets under management.

•	Investment revenues of $125 million increased from $50 million in the prior year quarter reflecting higher investment gains and carried interest in Infrastructure and Private Equity investments.

•
Compensation expense for the current quarter of $288 million increased from $238 million a year ago principally due to an increase in deferred compensation associated with carried interest.  Non-compensation expenses of $235 million were relatively unchanged from a year ago.

•	Assets under management or supervision at June 30, 2017 were $435 billion.

Capital

As of June 30, 2017, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under Advanced Approach transitional provisions were approximately 16.6% and 18.9%, respectively.12

As of June 30, 2017, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio under the Advanced Approach and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 15.9% and 6.4%, respectively.12,13,14

At June 30, 2017, book value and tangible book value per common share were $38.22 and $33.24,15 respectively, based on approximately 1.8 billion shares outstanding.

Other Matters

During the quarter ended June 30, 2017, the Firm repurchased approximately $500 million of its common stock or approximately 12 million shares.  The Firm announced a share repurchase of up to $5 billion of common stock beginning in the third quarter of 2017 through the end of the second quarter of 2018.3

The Board of Directors declared a $0.25 quarterly dividend per share, payable on August 15, 2017 to common shareholders of record on July 31, 2017.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of additional risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2016 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

2 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

3 On June 28, 2017, the Firm announced that the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) did not object to the Firm’s 2017 capital plan (“Capital Plan”).  The Capital Plan includes the repurchase of up to $5 billion of outstanding common stock for the four quarters beginning in the third quarter of 2017 through the end of the second quarter of 2018, an increase from $3.5 billion in the 2016 Capital Plan, as well as an increase in the Firm’s quarterly common stock dividend to $0.25 per share from the current $0.20 per share, beginning with the common dividend expected to be declared for the third quarter of 2017.

4 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the second quarter of 2017 and 2016 of approximately $170 million and $157 million, respectively.

5 The Firm Expense Efficiency Ratio is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.

6 Annualized return on average common equity is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The calculation of return on average common equity uses annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.

7 Pre-tax income represents income (loss) from continuing operations before taxes.

8 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2016 (2016 Form 10-K).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

9 Transactional revenues include investment banking, trading, and commissions and fee revenues.

10 Effective July 1, 2016, the Wealth Management and Institutional Securities segments entered into an agreement whereby Institutional Securities assumed management of Wealth Management’s fixed income client-driven trading activities and related employees in an effort to build synergies across the businesses and more efficiently risk manage the Firm’s trading activities.  Institutional Securities now pays a fee to Wealth Management based on distribution activity (collectively, the “Fixed Income Integration”).

11 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker dealer margin activity.

12 The Firm’s binding risk-based capital ratios for regulatory purposes are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At June 30, 2017, the binding ratio is based on the Advanced Approach transitional rules.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources - Regulatory Requirements” in the Firm’s 2016 10-K.

13 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Firm considers to be useful measures for investors and analysts to evaluate compliance with new regulatory capital requirements that have not yet become effective.

14 The Firm is required to disclose information related to its supplementary leverage ratio, which through the end of 2017 will include the effects of transitional provisions.  The supplementary leverage ratio will become effective as a capital standard on January 1, 2018.  Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in Tier 1 capital numerator of approximately $69.4 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.08 trillion.  The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations.  Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates.  See “Risk Factors” in Part I, Item 1A in the 2016 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.

15 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy for investors and analysts.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2017	Mar 31, 2017	June 30, 2016	Mar 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016	Change
Net revenues
Institutional Securities	$4,762	$5,152	$4,578	(8%)	4%	$9,914	$8,292	20%
Wealth Management	4,151	4,058	3,811	2%	9%	8,209	7,479	10%
Investment Management	665	609	583	9%	14%	1,274	1,060	20%
Intersegment Eliminations	(75)	(74)	(63)	(1%)	(19%)	(149)	(130)	(15%)
Net revenues	$9,503	$9,745	$8,909	(2%)	7%	$19,248	$16,701	15%

Income (loss) from continuing operations before tax
Institutional Securities	$1,443	$1,730	$1,506	(17%)	(4%)	$3,173	$2,414	31%
Wealth Management	1,057	973	859	9%	23%	2,030	1,645	23%
Investment Management	142	103	118	38%	20%	245	162	51%
Intersegment Eliminations	0	2	0	*	--	2	0	*
Income (loss) from continuing operations before tax	$2,642	$2,808	$2,483	(6%)	6%	$5,450	$4,221	29%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$992	$1,214	$988	(18%)	--	$2,206	$1,579	40%
Wealth Management	665	647	516	3%	29%	1,312	1,009	30%
Investment Management	100	67	78	49%	28%	167	128	30%
Intersegment Eliminations	0	2	0	*	--	2	0	*
Net Income (loss) applicable to Morgan Stanley	$1,757	$1,930	$1,582	(9%)	11%	$3,687	$2,716	36%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,587	$1,840	$1,425	(14%)	11%	$3,427	$2,481	38%

Financial Metrics:

Earnings per basic share	$0.89	$1.02	$0.76	(13%)	17%	$1.91	$1.32	45%
Earnings per diluted share	$0.87	$1.00	$0.75	(13%)	16%	$1.87	$1.30	44%

Return on average common equity	9.1%	10.7%	8.3%			9.9%	7.2%
Return on average common equity excluding DVA	9.0%	10.6%	8.3%			9.8%	7.2%

Book value per common share	$38.22	$37.48	$36.29			$38.22	$36.29
Tangible book value per common share	$33.24	$32.49	$31.39			$33.24	$31.39

Notes:	- Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 15 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2017	Mar 31, 2017	June 30, 2016	Mar 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016	Change
Revenues:
Investment banking	$1,530	$1,545	$1,224	(1%)	25%	$3,075	$2,331	32%
Trading	2,931	3,235	2,746	(9%)	7%	6,166	4,811	28%
Investments	163	165	126	(1%)	29%	328	92	*
Commissions and fees	1,027	1,033	1,020	(1%)	1%	2,060	2,075	(1%)
Asset management, distribution and admin. fees	2,902	2,767	2,637	5%	10%	5,669	5,257	8%
Other	199	229	243	(13%)	(18%)	428	323	33%
Total non-interest revenues	8,752	8,974	7,996	(2%)	9%	17,726	14,889	19%

Interest income	2,106	1,965	1,667	7%	26%	4,071	3,414	19%
Interest expense	1,355	1,194	754	13%	80%	2,549	1,602	59%
Net interest	751	771	913	(3%)	(18%)	1,522	1,812	(16%)
Net revenues	9,503	9,745	8,909	(2%)	7%	19,248	16,701	15%
Non-interest expenses:
Compensation and benefits	4,252	4,466	4,015	(5%)	6%	8,718	7,698	13%

Non-compensation expenses:
Occupancy and equipment	333	327	329	2%	1%	660	658	--
Brokerage, clearing and exchange fees	525	509	484	3%	8%	1,034	949	9%
Information processing and communications	433	428	429	1%	1%	861	871	(1%)
Marketing and business development	155	136	154	14%	1%	291	288	1%
Professional services	561	527	547	6%	3%	1,088	1,061	3%
Other	602	544	468	11%	29%	1,146	955	20%
Total non-compensation expenses	2,609	2,471	2,411	6%	8%	5,080	4,782	6%

Total non-interest expenses	6,861	6,937	6,426	(1%)	7%	13,798	12,480	11%

Income (loss) from continuing operations before taxes	2,642	2,808	2,483	(6%)	6%	5,450	4,221	29%
Income tax provision / (benefit) from continuing operations	846	815	833	4%	2%	1,661	1,411	18%
Income (loss) from continuing operations	1,796	1,993	1,650	(10%)	9%	3,789	2,810	35%
Gain (loss) from discontinued operations after tax	(5)	(22)	(4)	77%	(25%)	(27)	(7)	*
Net income (loss)	$1,791	$1,971	$1,646	(9%)	9%	$3,762	$2,803	34%
Net income applicable to nonredeemable noncontrolling interests	34	41	64	(17%)	(47%)	75	87	(14%)
Net income (loss) applicable to Morgan Stanley	1,757	1,930	1,582	(9%)	11%	3,687	2,716	36%
Preferred stock dividend / Other	170	90	157	89%	8%	260	235	11%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,587	$1,840	$1,425	(14%)	11%	$3,427	$2,481	38%

Pre-tax profit margin	28%	29%	28%			28%	25%
Compensation and benefits as a % of net revenues	45%	46%	45%			45%	46%
Non-compensation expenses as a % of net revenues	27%	25%	27%			26%	29%
Effective tax rate from continuing operations	32.0%	29.0%	33.5%			30.5%	33.4%

Notes:	- Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 15 from the Financial Supplement for additional information.